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                                                                    EXHIBIT 11
                                INSTRON CORPORATION


                           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                           -----------------------------------------------------------
                                                  (Unaudited)


                                                                 Three Months Ended                  Six months ended
                                                             --------------------------       ----------------------------
                                                               June 29,        July 1,         June 29,           July 1,
                                                                1996            1995             1996              1995
                                                             ----------      ----------       ----------        ----------

Net income                                                   $  912,000      $1,288,000       $  691,000        $1,902,000
                                                             ==========      ==========       ==========        ==========

Primary earnings per share:

Weighted average number of common shares outstanding          6,403,629       6,331,555        6,376,615         6,313,545

      Add: Shares arising from the assumed exercise
          of stock options (as determined under the
          Treasury Stock Method)                                162,153          91,173          162,243            98,815
                                                             ----------      ----------       ----------        ----------

     Weighted average of common and equivalent shares         6,565,782       6,422,728        6,538,858         6,412,360
                                                             ==========      ==========       ==========        ==========

        Primary earnings per share                           $      .14      $      .20       $      .11        $      .30
                                                             ==========      ==========       ==========        ==========

      Fully diluted earnings per share (1):

         Weighted average of common and equivalent shares
         outstanding (as determined for the Primary
         earnings per share calculation above)                6,565,782       6,422,728        6,538,858         6,412,360

         Add:  Additional shares arising from the assumed
                   exercise of stock options (as determined
                under the Treasury Stock Method)                      0               0           14,273                 0
                                                             ----------      ----------       ----------        ----------

        Weighted average of common and equivalent shares      6,565,782       6,422,728        6,553,131         6,412,360
                                                             ==========      ==========       ==========        ==========

        Fully diluted earnings per share                     $      .14      $      .20       $      .11        $      .30
                                                             ==========      ==========       ==========        ==========

Note (1):  This calculation is submitted in accordance with the Securities Act of 1933 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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